Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION COMPANY PRICES OFFERING OF 32,000,000 SHARES OF COMMON STOCK AT $2.75 PER COMMON SHARE
Austin, TX — May 19, 2009 — Brigham Exploration Company (Nasdaq: BEXP) announced it has priced its offering of 32,000,000 common shares at a public offering price of $2.75 per common share. Brigham intends to use the proceeds from the offering (net of underwriting discounts and expenses) to fund its revised capital expenditure program for 2009, including restarting its operated Bakken and Three Forks drilling program in the Williston Basin, and to repay $35 million of the outstanding borrowings under its senior credit facility. The offering is scheduled to close May 26, 2009.
In connection with the offering, Credit Suisse Securities (USA) LLC and Jefferies & Company, Inc. acted as joint book-running managers and RBC Capital Markets Corporation, Howard Weil Incorporated, Johnson Rice & Company L.L.C., ABN AMRO Incorporated, Capital One Southcoast, Inc. and Natixis Bleichroeder Inc. acted as co-managers for the offering. Brigham has granted the underwriters a 30-day option to purchase up to 4,800,000 additional shares to cover over-allotments, if any.
The offering is being made only by means of a prospectus and related prospectus supplement, which has been filed with the Securities and Exchange Commission. A copy of the prospectus and prospectus supplement relating to the offering may be obtained from the offices of: Credit Suisse (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, 1-800-221-1037 or Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022, 1-888-449-2342.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
About Brigham Exploration
Brigham Exploration Company is a leading independent exploration and production company that utilizes advanced exploration, drilling and completion technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

Forward-Looking Statement Disclosure
The matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include the closing of our previously announced common stock offering, our growth strategies, our ability to finance our exploration and development activities, market conditions in the oil and gas industry, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300